SCHEDULE 13D

                                 (Rule 13d-101)

Information to be included in statements filed pursuant to Rule 13d-1(a) and amendments thereto filed pursuant to Rule 13d-2(a).

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13 D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                       Morgan Grenfell Small Cap Fund Inc
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    617357108
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                                 (CUSIP Number)

    Morgan Grenfell SMALLCap Fund, Incorporated, 885 Third Avenue, New York,
                                  NY 10022-4802

                             Phone # (212) 230 2600
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     (Name, Address, Telephone No of Person Authorised to Receive Notices &
                                 Communications)

                               20th September 1996
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             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1 (a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                                                                                             617357108
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1)    Names of Reporting Persons/S. S. or I.R.S. Identification Nos. of Above Persons
      Morgan Grenfell Asset Management  Limited,  [parent holding  company] on behalf of subsidiary  companies:
      Morgan Grenfell  International  Funds Management Limited,  Morgan Grenfell Investment  Management Limited
      and Morgan Grenfell Trust Managers Limited.
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2)    Check the Appropriate Row if a Member of a Group
      (a) See 1) above
      (b) n/a
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3)    SEC Use Only ____________________________________________________________________________________________
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4)    Source of Funds                                                 OO - Discretionary Funds under Management
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5)    Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d)
      or 2(e) n/a
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6)    Place of Organisation                                                                             England
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      Number of                     (7) Sole Voting Power                                               602,074
      Shares Bene-
      ficially Owned by             (8) Shared Voting Power                                                 n/a
      Each
      Reporting                     (9) Sole Dispositive Power                                          602,074
      Person With
                                   (10) Shared Dispositive Power                                            n/a
 --------------------------------------------------------------------------------------------------------------

11)   Aggregate Amount Beneficially Owned by Each Reporting Person

Morgan Grenfell International Funds Management Limited [ineligible institution]                          69,564
Morgan Grenfell Investment Management Limited [ineligible institution]                                  212,517
Morgan Grenfell Trust Managers Limited. [ineligible institution]                                        319,993
Aggregated holding                                                                                      602,074
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12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                       n/a
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13)   Percent of Class Represented by Amount in Row (11)
      Morgan Grenfell International Funds Management Limited [ineligible institution]                      0.77
      Morgan Grenfell Investment Management Limited [ineligible institution]                               2.33
      Morgan Grenfell Trust Managers Limited                                                               3.52
      Aggregated                                                                                           6.62


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14) Type of Reporting Person                                                                        HC [of IAs]
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

                                                        SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            20th September 1996
                                      -----------------------------------------
                                                                         (Date)

                                      /s/ LB Hacking
                                      -----------------------------------------
                                                                    (Signature)

                                                 LB Hacking, Compliance Officer
                                      -----------------------------------------
                                                               (Name and Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorised representative. If the statement is signed on behalf of a person by his authorised representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be field with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


            Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).